THE YANG LAW
136-20 38th Avenue, Suite 5C
Flushing, New York 11354
(267) 467-5871

June 29, 2026

Youmi Inc.
732 S 6th Street, Suite V
Las Vegas, Nevada 89101

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Youmi Inc., a Nevada corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended, relating to the resale by certain selling stockholders of up to 1,294,140 shares of the Company’s common stock, par value $0.001 per share (the “Shares”).

In rendering this opinion, we have examined the Registration Statement, the Company’s Articles of Incorporation and Bylaws, corporate resolutions, applicable provisions of the Nevada Revised Statutes and such other records, documents and matters of law as we have deemed necessary for purposes of this opinion. We are admitted to practice in the State of New York and have reviewed Nevada law solely to the extent necessary to render the opinion expressed herein.

Based upon the foregoing and subject to the qualifications stated herein, we are of the opinion that the Shares have been duly authorized and are legally issued, fully paid and non-assessable.

This opinion is limited to the laws of the State of Nevada and the federal laws of the United States of America applicable therein. We express no opinion as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

THE YANG LAW

By: /s/ Zhi Yang

Zhi Yang

Attorney at Law